Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831
Telephone: 203 622 3131
                 203 622 6080

                 unitedrentals.com

United Rentals Appoints Matt Flannery to Lead Combined Field Operations
GREENWICH, Conn. — March 11, 2010 — United Rentals, Inc (NYSE: URI) today announced the combination of its East-West field structure for general rental and aerial operations under the leadership of Senior Vice President Matt Flannery. Flannery joined United Rentals in 1998 and most recently led Operations East. The company’s Trench Safety, Power & HVAC businesses will continue to operate under Senior Vice President Paul McDonnell.
Michael Kneeland, chief executive officer of United Rentals, said, “By combining our field operations under Matt’s leadership, we are further acting on our commitment to optimize our fleet and footprint and control costs, while driving sustainable efficiencies in our core business. We are fortunate to have Matt’s more than 20 years of industry experience at the helm of our field operations, particularly in this challenging environment.”
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 568 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 7,800 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 3,000 classes of equipment with a total original cost of $3.7 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.